Exhibit 16.1

July 6, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of REX American Resources Corporation’s Form 8-K dated July 6, 2023, and have the following comments:

1. We agree with the statements made in Item 4.01(b).

2. We have no basis on which to agree or disagree with the statements made in Item 4.01(a).

Yours truly,

/s/ Deloitte & Touche LLP

Dayton, OH